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THE BOEING COMPANY

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[The following letter was mailed by The Boeing Company to certain institutional holders of its common stock on April 10, 2008.]

April 10, 2008

Dear                     :

Recently we mailed to you proxy materials in connection with our Annual Meeting of Shareholders to be held on April 28, 2008. I am writing to solicit your support for the position of The Boeing Company (“Boeing” or the “Company”) and its Board of Directors on certain proposals to be voted on at the Annual Meeting.

In addition to soliciting your support for the election of directors and advisory vote on the appointment of the Company’s internal auditors, we are soliciting your support in opposing each of the six proposals expected to be presented by shareholders at the Annual Meeting.

We urge you to view our recommendations regarding the shareholder proposals in the context of our strong financial performance in 2007 and the Company’s and the Board’s long-standing commitment to sound corporate governance practices for the benefit of our shareholders.

STRONG FINANCIAL PERFORMANCE. As indicated in the Annual Report accompanying the Proxy Statement (copies of which are enclosed for reference), the Company had strong financial performance in 2007 achieving records for revenues, earnings, cash flow and backlog:

—	Our revenue rose 8 percent to $66.4 billion; net income grew 84 percent to $4.1 billion; cash flow rose 28 percent to $9.6 billion; and total backlog increased more than 30 percent to $327 billion;

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We set a company record for commercial airplane orders and we had a third consecutive year of orders exceeding 1,000 planes, with a total of 1,413 net (1,423 gross) orders during 2007; we also set single-year order records for our 787, 737 and freighters;

—	We increased our dividend by 14 percent; approved a new share-repurchase plan for up to $7 billion; and repurchased 29 million shares during the year; and

—	We further strengthened our balance sheet by increasing cash and short-term investments by $2.9 billion and reducing consolidated debt by $1.3 billion.

CORPORATE GOVERNANCE. We have adopted a number of important and significant measures to respond to shareholder concerns regarding transparency and accountability to shareholders, as follows:

—	All Directors, other than Mr. McNerney, our Chairman and Chief Executive Officer, are independent under the New York Stock Exchange’s independence standards.

—	We have an independent Lead Director, Mr. Duberstein, who has clearly defined and significant responsibilities, including presiding over executive sessions of the Board of

Directors that are held at each regular Board meeting and facilitating communication between independent Directors and management, including Mr. McNerney.

—	We have implemented majority voting for the election of Directors in uncontested elections, along with a director resignation and recusal policy.

—	We have declassified the Board of Directors so that all Directors are elected for one-year terms.

—	We have eliminated supermajority voting provisions from our charter documents.

—	We have adopted an executive compensation clawback (“recoupment”) policy as part of our Corporate Governance Principles.

—	We have adopted a policy to seek shareholder approval within one year if a shareholder rights plan is adopted.

—	To align Directors’ interests with those of our shareholders we have adopted stock ownership guidelines for Directors to hold an investment position in Boeing stock, and a significant portion of their annual pay is stock-based compensation.

SHAREHOLDER PROPOSALS. We oppose each of the shareholder proposals to be voted on at the Annual Meeting because we believe they inappropriately limit the flexibility of the Board and would be disadvantageous to the Company from a competitive point of view, and therefore are not in the best interests of our shareholders. We highlight the reasons for our opposition to four of the six proposals below.

ITEM 8: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION. Our Board of Directors opposes this proposal because shareholders already have an effective means to address their concerns, and the proposal could negatively affect shareholder value.

—	The advisory vote is unnecessary because our shareholders already have an existing and very effective way to provide input on compensation directly to our independent Lead Director, Mr. Duberstein, and our independent Directors, through the process outlined on our website.

—	We have adopted majority voting for Directors in uncontested elections, which gives shareholders the opportunity to vote against members of the Compensation Committee if they are dissatisfied with the committee’s decisions regarding compensation policies and practices.

—	A non-binding advisory vote is ineffective because it would not provide our Compensation Committee or Board any genuinely meaningful insight into specific shareholder concerns. We would know that shareholders are dissatisfied, but not the specific reasons or source for their dissatisfaction or the actions necessary to address shareholder concerns.

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An advisory vote is unnecessary because our Compensation Committee, which is composed entirely of independent Directors, working with its outside compensation consultant, has already implemented a comprehensive, thoughtfully designed executive compensation program heavily weighted toward performance-based, at-risk compensation. In fact, for 2007 our CEO’s total direct compensation (salary, annual incentive awards and long-term incentive awards) was 89% at-risk, performance-based compensation, and for our other named executive officers the percentage was an average of 80%.

—	Our executive compensation program’s design and the decisions and rationale behind the program is communicated to shareholders through the Company’s extensive proxy statement disclosure in the Compensation Discussion and Analysis and the numerous compensation tables and accompanying narrative disclosures.

—	Adopting this proposal could negatively affect shareholder value by creating the impression that the Company’s compensation opportunities may be arbitrarily curtailed, changed or limited compared with our competitors that have not adopted this practice, thereby diminishing our ability to recruit, motivate, reward and retain top management.

ITEM 9: FUTURE SEVERANCE AGREEMENTS. Our Board of Directors opposes this proposal because it would harm the Company and our shareholders by unduly hindering our ability to recruit, retain and motivate top executive talent, placing us at a competitive disadvantage, and because it is costly, burdensome and impractical.

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We believe that our ability to provide reasonable severance benefits to senior executives after certain events, such as a change in control or reorganization of the Company, is an important and appropriate element of an executive compensation program. Providing these benefits is an important tool to recruit and retain executives because it helps ensure stability of management during times of restructuring, potential mergers and other events.

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We maintain an executive layoff benefit plan to provide a fair separation package (one year’s salary and annual bonus) in the event an executive’s job is eliminated. Mr. McNerney’s benefits are covered separately by an employment agreement negotiated to recruit Mr. McNerney, who had similar arrangements with his prior employer. The benefits, which were reviewed against market data, include a cash severance of two times salary and bonus or, if he is terminated without cause or leaves for good reason during two years following a change in control, three times salary and annual bonus. Mr. McNerney does not receive a tax gross-up. We provide these benefits taking into consideration competitive market practices and believe they are appropriate and necessary to enable us to recruit and retain key executives.

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The proposal would be disruptive, costly and impractical. With over 875,000 shareholders, calling a special meeting of shareholders to approve an employment agreement prior to signing the agreement would cause us either to incur the significant expense of a special meeting of shareholders or to delay approval until the next annual meeting of shareholders, which would significantly limit our ability to compete for top executive talent.

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Even though the proponent suggests that the Company could seek shareholder ratification after the material terms of compensation were agreed on, we would not be able to assure the potential senior executive that the agreement would be approved.

—	Approval by shareholders, either prior to entering into an agreement or after agreeing on material terms, would require us to make public disclosures regarding confidential employment negotiations with prospective executives, placing us at a competitive disadvantage in our executive recruiting in a competitive market.

ITEM 7: PERFORMANCE-BASED STOCK OPTIONS. Our Board of Directors opposes this proposal because the Company’s current equity and long-term incentive compensation program is already entirely performance-based and is properly designed to align the interests of executives with those of our shareholders. This proposal is unnecessary and would limit the Compensation Committee and the Board in making compensation determinations in the best interests of the Company and its shareholders.

—	The Company provides comprehensive disclosure regarding its executive pay policies and practices in the Compensation Discussion and Analysis section of the proxy statement, describing how executive compensation is linked to individual and the Company’s performance. Specifically, the Company relies on annual incentives, performance awards and stock options to incentivize executives in a way that aligns with shareholder interests.

—	In the case of both the annual and long-term incentives, the Company must perform above a certain threshold for any incentive to be paid. Executives also receive stock options, which are inherently performance-based, as they are of no value to the executive until they vest and only when the trading price for the stock exceeds the fair market value on the date of grant.

—	Our Compensation Committee, comprised entirely of independent Directors, oversees all aspects of our executive compensation program, including annually reviewing individual executive officer compensation. Based on this annual review and considering market practices provided to it by its outside compensation consultant, the committee believes the current structure for its performance-based compensation program is in the best interests of shareholders.

—	The proposal would effectively limit the types of awards and incentives we could award to our executives. The committee must retain flexibility to determine the types of equity compensation awarded to its executives, including the type of stock options that may be granted, and not be limited to the categories of options the proponent characterizes as performance-based.

ITEM 6: INDEPENDENT LEAD DIRECTOR. Our Board of Directors opposes this proposal because the Company already has an independent Lead Director with significant, clearly delineated duties and responsibilities designed to achieve effective Director oversight and direct accountability to shareholders. Adopting the set of responsibilities for the independent Lead Director as requested by this proposal would constrain the Board and its independent Directors.

—	The independent Lead Director’s duties are set forth in the our Corporate Governance Principles and include advising the Chairman of the Board of Directors as to an appropriate schedule and agendas of Board meetings, presiding at all meetings at which the Chairman is not present and apprising the Chairman of the issues considered, being available for consultation and direct communication with our shareholders, and calling meetings of the independent Directors when necessary and appropriate.

—	We have a longstanding commitment to sound corporate governance practices and independent leadership of the Board of Directors. With the exception of the Chairman and CEO, all Directors on the Board are independent. All Directors are nominated by our independent Governance, Organization and Nominating Committee. The independent directors meet in executive session chaired by the Lead Director at least four times a year and generally at the end of every board meeting without the Chairman and CEO or other management present. We also provide a process for shareholders to submit nominations for or suggestions of candidates for election as Directors.

—	As noted above under “Corporate Governance,” we have also adopted a number of other measures to respond to shareholder concerns regarding transparency and accountability to shareholders, including majority voting in uncontested elections, annual election of all Directors, the elimination of supermajority voting provisions, and requiring shareholder approval if a shareholder rights plan is ever adopted.

—	We believe this proposal would not promote the interests of the Company or our shareholders because our existing corporate governance policies and practices ensure strong and effective independent oversight of management by the Board. The existing duties of the independent Lead Director provide the best structure for promoting responsible leadership of the Board and the Company.

We appreciate your time and attention to these matters, and your continued investment and interest in Boeing. If you would like to discuss any of these items, as well as any other issues regarding our Proxy Statement, I can be reached at (312) 544-2802.

Very truly yours,

/s/ MICHAEL F. LOHR
Michael F. Lohr
Corporate Secretary